SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


Filed by the registrant [ ]

Filed by a party other than the registrant [X]

Check the appropriate box:

[ ] Preliminary proxy statement.
[ ] Confidential, for use of the Commission only (as permitted by Rule
    14a-6(e)(2).
[ ] Definitive proxy statement.
[ ] Definitive additional materials.
[X] Soliciting material under Rule 14a-12.

                                   Nettaxi.com
      ---------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                        SEEDLING TECHNOLOGIES CORPORATION
     -----------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     __________________________________________________________________________
     (2) Aggregate number of securities to which transaction applies:

     __________________________________________________________________________
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     __________________________________________________________________________
     (4) Proposed maximum aggregate value of transaction:

     __________________________________________________________________________
     (5) Total fee paid:
     __________________________________________________________________________

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:______________________________________________
     (2) Form, Schedule or Registration Statement No.:________________________
     (3) Filing Party:________________________________________________________
     (4) Date Filed:__________________________________________________________

                                    Filed by
                        SEEDLING TECHNOLOGIES CORPORATION
         Pursuant to Rule 14a-12 of the Securities Exchange Act of 1934

                        Subject Company: Nettaxi.com Inc.

                          Commission File No. 000-26109

Although the following press release and related document is being filed as other soliciting material pursuant to Rule 14a-12, this filing does not constitute an admission by the filing person that these materials constitute a solicitation of proxies.

FOR IMMEDIATE RELEASE

Contact:
Mr. Douglas B. Spink
Seedling Technologies Corporation
519 SW Third Avenue, Suite 805
Portland, OR 97204
Phone: (800) 893-8894
Facsimile: (800) 893-8895
Email:  doug@seedling.net
----------------------------

Seedling Initiates Shareholder Vote to Oust Incumbent Nettaxi.com
Board of Directors

         August 14, 2001/Internetwire/Portland, OR Seedling Technologies Corporation (OTCBB: SEED) today announced that is has initiated legal proceedings in Nevada in order to present a new slate of Directors to the shareholders of Nettaxi.com, Inc. (OTCBB: NTXY) The shareholder vote will take place via written consent solicitation in lieu of a special meeting, and is expected to be completed by the end of September.

Seedling, a record holder of 1,600 shares of Nettaxi.com common stock, released a comprehensive, eight-page turnaround plan for Nettaxi on July 10, 2001. Since that time, effort has been made to initiate direct dialogue with Robert Rositano jr., currently Nettaxi's Chairman and CEO, in order to structure a smooth transition of Board control to a more shareholder-friendly management team. In the end, these efforts proved fruitless as Rositano became unresponsive and unwilling to work with Seedling to initiate mutual due diligence efforts.

Comments Douglas B. Spink, Seedling's Chairman and CEO: "It is unfortunate that our attempts to work man-to-man with the Rositanos met with insurmountable resistance. We had attempted several times to develop a positive, shareholder-friendly dialogue but it has become apparent that current management is not interested in making necessary changes in a timely manner. Sadly, time is not on Nettaxi's side and change must take place sooner rather than later. Particularly after the failure of the Vaultus/Nettaxi merger - one of many failed transactions to which Nettaxi and Mr. Rositano have been party in the past three years - action is required now. We always prefer to enter into friendly transactions with management when initiate the turnaround of a struggling company, but on occasion it is necessary to take a vote to the shareholders in order to save a company."

Nettaxi, a Nevada-chartered corporation, has under Rositano's leadership seen its stock decline 99.5% since its peak in April of 1999. The company has failed to hold annual shareholder meetings for the past three years, and its current Board of Directors is comprised solely of the brothers Rositano and Andrew Garroni, who represents a vendor closely aligned with the Rositanos. Despite the admitted failure of its general-interest portal business, the company and its incumbent management have taken few steps to develop a viable, go-forward strategy for their company and their shareholders.

Nettaxi was recently served notice by several private shareholders - who in turn named Seedling President Paul Peterson their Attorney-In-Fact -of a demand for a shareholder list, pursuant to Nevada Revised Statues 78.105.3. Despite the Nevada requirement that said list be provided no later than five days after receipt of these demands, Rositano and Nettaxi have failed to respond in any way to these shareholders. Consequently, the company is in violation of Nevada Revised Statutes 78.105.3-5. This violation is the grounds under which Seedling is filing suit against Nettaxi and the Rositanos.

Per Nettaxi's corporate by-laws, a majority of shareholders can vote to elect a new Board of Directors at any time via a written consent solicitation. Seedling is drafting this solicitation and will present an independent slate of Board candidates to Nettaxi's shareholders by the end of August, and plans to have the new board installed by late September of this year pending shareholder approval.

Seedling will send a proxy statement to shareholders before we ask you to vote or sign a consent. Shareholders should read the proxy statement because it contains important information. A copy of the proxy statement, when available, can be obtained free at the SEC website at www.sec.gov.

Concludes Spink: "We believe in actions, not words. We also believe firmly in shareholder rights, and in our previous transactions we have always taken to task individuals or entities who trod on shareholders for whatever reason. Hard-nosed turnarounds aren't a popularity contest; we take on tough projects, and we aren't afraid to make difficult decisions in order remove those who have burned out these companies (and shareholders) in the first place. Now, with Nettaxi, there is only one more step left: let the shareholders decide through the simple, fair, and democratic process to which they are entitled. Every day in our country, shareholders exercise their ownership rights and elect Boards of Directors that heed their concerns. In fact, a large percentage of Nettaxi's true owners - the shareholders - have already indicated their support for a new, independent Nettaxi Board as sponsored by Seedling."

Shareholders in Nettaxi or other interested parties can contact Seedling at the address and phone number below. Seedling appreciates communication with all Nettaxi shareholders, regardless of the size of their holdings. Seedling - unlike current management - listens to and respects the rights and opinions of fellow shareholders. Please direct inquiries to Douglas B. Spink, Seedling's CEO.

Seedling Technologies Corporation
Attn: Douglas B. Spink
519 SW Third Avenue, Suite 805
Portland, OR 97204
Phone: 800.893.8894
Fax: 800.893.8895
Email: doug@seedling.net
URL: www.seedling.net

About Seedling

Founded in 1999, Seedling specializes in identifying, managing, and growing technology-enabled companies. Seedling works closely with incumbent management to streamline operations, focus resources on high-value markets, and develop profitable go-to-market operational plans. Additionally, Seedling acts as a catalyst to revive the operations of troubled public technology companies, both in friendly transactions and in hostile tender, proxy, and consent solicitation scenarios.

Revenue is derived both from fees for professional services and from the growth in value of equity earned in turnaround and takeover targets. Seedling's principals have hands-on experience helping more than 20 successful technology companies from founding through to sale or other exit opportunities, and the company maintains a full-time staff of 8 professionals in technology and turnaround management at its corporate headquarters in Portland, Oregon.

Except for historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risk and uncertainties, including but not limited to economic, competitive, governmental, political and technological factors affecting the company's revenues, operations, markets, products and prices and other factors discussed in the company's various filings with the Securities Exchange Commission.

                          THE NETTAXI TURNAROUND PLAN:
                    History, Current Status, Operational Plan

Founded in 1999, Seedling Technologies Corporation (OTCBB: SEED) and its operational subsidiaries define, develop, and deploy technology solutions via recapitalizations and turnarounds of existing companies. Seedling identifies opportunities in the technology and telecommunications sectors and either develops these projects internally or matches them with existing companies, thereby acting as a catalyst for growth and profitability. Our portfolio development projects and client engagements take various courses, from the nurturing of early-stage technologies through mergers and business development consulting and all the way to outright acquisitions of existing companies.

Additionally, Seedling acts as a catalyst to revive the operations of troubled public technology companies, both in friendly transactions and in hostile tender, proxy, and consent solicitation scenarios.

When Seedling decides to acquire or partner with a company, we first seek to enter into a transaction in a friendly manner. Seedling seeks to work constructively with management teams to structure transitions in a smooth and shareholder-friendly process. However, if Seedling's overtures are rebuffed or if Seedling concludes that incumbent management is being materially disingenuous in its negotiations, Seedling can and has used other means to facilitate shareholder friendly change, including hostile tenders, proxy contests, and consent solicitations.

Our overriding concern is with shareholder value creation and management. Sometimes, the path to shareholder rights enforcement is a rocky one, and conflict results. In these situations, the "no action" option is often highly unattractive to existing shareholders who have seen essentially all of the value of their investment dissipate under incumbent management. Hostile scenarios are complex and noisy affairs, but outright failure through lack of action is always more painful to existing shareholders of deeply troubled companies - irrespective of the outcome of a control contest. Forcing change is preferable to slow, predictable failure via inaction.

Seedling's goal for NTXY is the creation of long-term profitability and shareholder value. Seedling buys and earns equity positions in target companies and when we are successful in executing turnarounds and restructurings we profit alongside other outside shareholders. Seedling does not "strip" target companies of assets or cash; we rebuild companies into stable, profitable economic entities and earn returns for our own shareholders through the win-win restructuring of troubled companies.

                          THE CASE OF NETTAXI.COM, INC.

Seedling contacted the incumbent management of Nettaxi.com initially via letter on May 9th, 2001. In that letter, we requested a dialogue with Robert Rositano Jr, currently NTXY's Chairman and CEO. At the time, Seedling was (and is today) a shareholder of record of NTXY. We became aware of NTXY's situation via the recommendation of an existing shareholder who felt that Seedling's expertise in public company turnarounds fit well with the needs of NTXY's outside shareholders.

Less than 24 hours after receiving Seedling's initial letter, Rositano released a statement on behalf of Nettaxi.com. This release stated in part that the "company is seeking to team with an enterprise that has a solid business model and can take full advantage of Nettaxi.com's established Web presence and strong financial base." The press release quoted Rositano as stating that "[w]e continue to look for ways to create a very real value proposition for our shareholders ... (w)e feel pursuing a viable acquisition strategy is appropriate in terms of modifying our business model."

Seedling followed this initial letter with a second letter on May 17th, 2001 and a corresponding public press release dated May 29th, 2001. Since that time, Seedling has received correspondence only from Nettaxi.com's outside counsel,

Mr. James Chapman of the Silicon Valley Law Group. This correspondence has been entirely defensive in nature, and not indicative of any desire on the part of Nettaxi.com's current management to engage in substantive, two-way dialogue.

Rositano, for his part, has made no effort to respond to our communications to date. This lapse is difficult to understand in a positive light, as it is not clear what exactly Rositano and the rest of the Nettaxi.com management group are doing on a daily basis to earn their compensation packages, which according to the company's most recent 10K add up to over $1.3 million per year.

This compensation is in addition to the almost 2 million warrants and options the management team awarded themselves in 2000 (these options are in addition to the over 3.2 million options the Rositanos awarded themselves in FY 1999 &
2000). What is especially egregious in Seedling's opinion is the fact that these warrants and options awarded in 2000 will net the management team over $1.3 million dollars for achieving a 5% growth rate. Furthermore, the majority of these warrants and options have a strike price of $1.44 (the remainder of the options have a strike price of $2.44 per share). Thus, the management team will profit handsomely for merely achieving a share price well below what the average shareholder originally paid for their shares. Even though the Rositanos claim that some of the warrants and options will be awarded only if they meet targets set by the Board of Directors, since the Rositanos now control 2/3 of the Board, Seedling finds it hard to believe that the Rositano brothers will be presented with performance goals that require a major effort to achieve. Lastly, this generous options package comes on top of the millions in cash the management team and their affiliates have netted through selling their own personal stock.

Further, it has been Seedling's experience that response exclusively from outside counsel of a target company - rather than directly from executives putatively running a company - is strongly correlated with incumbent management's deeply-rooted unwillingness to engage in a substantive dialogue with shareholders regarding a viable turnaround plan for their company. We see no reason to believe that this finding does not hold true in the case of Nettaxi.com

Seedling has identified Nettaxi.com as a prime turnaround target for a number of reasons. Specifically:

o Nettaxi.com has continued to operate an unprofitable business model even after the calendar year 2000 plunge in the overall technology and internet market sector, and the simultaneous 99.8% decline of NTXY's share price to levels that value the company at approximately net cash on hand. While switching business models in a "flavor of the week" manner is certainly ill advised, it is equally ill advised to retain an operational plan that is so out of favor with the equity markets over such a long period of time as to make any concept of equity value recovery no more than wishful thinking on the part of management.

         In point of fact, such inaction in the face of shareholder losses is a powerful sign that incumbent management is either unable or unwilling to make hard choices without outside pressure or assistance.

o To date, Nettaxi.com's current management has not shown any meaningful desire or tangible effort to redeploy its assets into a viable business. Apart from the sole Nettaxi.com press release dated May 10th (as referenced above), no other public actions whatsoever have been taken by current management. While Seedling has learned through private investigation that a boutique, East coast merchant bank has been retained by Rositano to "review acquisition candidates," progress appears to be nonexistent and the company's burn rate from operations continues to decrease cash reserves substantially every month.

         We see no reason to believe that the company's anemic in-house reorganization effort - which at this point adds up to no more than a single press release and the engagement of a far-off merchant bank, despite the passage of months - will amount to more than a formulaic stalling tactic. Perhaps, for argument's sake, additional window dressing steps that fail to address the need for immediate, fundamental changes in the company's management and operational infrastructure may be undertaken by incumbent management. Such actions would be, in practice, no better than outright inaction - which is what appears to be the actual status of Nettaxi.com's reorganization effort at present.

o Nettaxi.com currently carries minimal debt and retains cash sufficient to execute a properly-managed transition into another line of business with a viable long-term operational profile. Nettaxi.com currently has over $10 million in cash on the balance sheet (net of FASB-booked liabilities) that is being used only to fund incumbent management's above-market salaries and continuing losses from the portal operation. This plan is not earning returns for shareholders.

         The company's (and, by extension, shareholders') cash reserves can be better deployed in nearly any manner other than being sunk into the company's current business of running a general interest web portal and search engine. In reality, Seedling has learned through internal research that Nettaxi.com is not a free-standing portal at all, but rather outsources actual searches (at non-trivial expense) to goto.com. Thus, the company's current operational plan is a derivative imitation of a business model (general purpose portal) that has itself proven to be a failure in the vast majority of cases.

o The web portal business, while potentially interesting three or four years ago, is today mature and shut to new players. The largest portals have consolidated their strong market positions and even they are encountering extreme difficultly in developing profitable business models in the sector. Smaller players are severely disadvantaged in this crowded and overfunded space, and have virtually no chance of ever building sustainable businesses. Profitable sales of minor portals to larger entertainment conglomerates are low-probability transactions in today's market.

         Since it began reporting results as a public company, Nettaxi.com has reported operating losses of approximately $22.6 million, net of executive compensation (per public SEC filings). On top of this, the incumbent management team has been paid approximately $2.4 million in cash to manage this money-losing, derivative, largely-outsourced business. This is not shareholder money well spent or well invested.

         In short, Nettaxi.com's portal business, in Seedling's opinion, is a black hole into which investor cash is being and has been historically poured with no reasonable hope of return. While one could argue that only 20/20 hindsight would have prevented this mistake in 1999 or 2000, such an argument no longer holds true in mid-2001. The bubble is burst, and every additional shareholder dollar lost on the Nettaxi.com portal is a dollar of investor wealth sent down the drain permanently. That cash, deployed into an attractive market sector, has a significantly higher chance of earning positive shareholder returns than it does supporting a marginal player in the largely-unprofitable portal business in today's operating and financial markets.

o Nettaxi.com's total market capitalization (shares outstanding times market price per share) currently hovers at slightly less than its cash on hand, net of debt (43 million total shares outstanding times an approximate weighted per-share public market price of $0.30). A market capitalization below or at net cash on hand is nearly always a powerful sign that shareholders and the market in general have lost faith in current management's ability to generate positive economic value. While Seedling does not adhere to the strict doctrine of market efficiency, we do believe that shareholders speak collectively via the market price of securities.

         In the scenario where outside, non-management shareholders collectively control the majority of a company, market price is a reasonably good proxy for shareholder belief in incumbent management. In the case of NTXY, outside shareholders control approximately 77% of the company's voting equity. Specifically, the entirety of this 77% of the company's total issued and outstanding capital stock is in public market float - meaning that it trades freely on the markets and is registered under the Securities and Exchange Act of 1934, as amended. It is entirely correct to state that public company shareholders own and control NTXY.

         Thus, Seedling concludes that NTXY's true owners - namely, the collective holders of the common stock of the company - have lost faith in incumbent management. Perhaps this is true because the incumbent management group has continued to spend cash on an outdated, unprofitable, and unpromising business, or perhaps this is true because of other corporate governance failures as outlined below. In reality, Seedling believes it is a combination of these two factors that has resulted in the market's strong and consistent vote of no confidence in incumbent management.

         An immediate change in management and Board oversight is essential in order to systematically rebuild market confidence in NTXY as it deploys a new operational model.

o Nettaxi.com's current management group has, contrary to Nevada Corporate law (where the company is legally domiciled), failed to hold annual shareholder meetings for the previous two years and has failed to schedule an annual meeting in 2001.

         Nettaxi.com's decision not to call meetings is especially egregious. At these meetings, the Board of Directors is elected and other matters of corporate governance are addressed. Absent these meetings, the investors and true owners of the company lose their statutory and common law rights to run their corporation as they choose. Instead, incumbent management is granted carte blanche access to expend corporate resources as only they see fit, with no investor oversight whatsoever.

         Seedling has demanded - as a shareholder of NTXY - that an annual meeting date for 2001 be set at once. This demand was made in correspondence dated May 17th, 2001. To date, neither Rositano nor any other NTXY representative has responded to this demand. Nettaxi.com has yet to schedule an annual meeting, or even so much as file draft proxy materials in preparation for such a meeting.

         In the experience of Seedling, management groups that fail to uphold a fundamental and legal obligation such as the timely holding of shareholder meetings are not qualified to run publicly-traded companies. The annual meeting is a fundamental, non-negotiable element of public company corporate governance; Rositano's decision to bypass altogether this essential step during the previous three calendar years is highly material and should be taken by NTXY shareholders as a sign of deeper management problems which cannot be righted absent a complete change in management and Board constitution.

o Nettaxi.com has also, in Seedling's analysis, failed to keep shareholders informed of material events, including the recent resignation of one of only two outside members of its Board of Directors. On or about June 5, 2001 Seedling learned from a former Board member of Nettaxi.com that the Board of Directors is currently composed of only three people: Dean Rositano, Robert Rositano, jr., and Andrew Garroni. Ron Goldie resigned from NTXY's Board in January 2001, thereby materially changing the constitution of the Board of Directors to one with majority insider control.

         While SEC regulations require an 8K be filed specifically if a Director resigns as a result of a disagreement with management or the Board, the resignation of Mr. Goldie represented a substantial shift in the control of the Board from a 2 to 2 split between insiders and nominal outsiders to a 2 to 1 majority of management insiders and is thus easily seen as material and therefore requiring the timely filing of an 8K. No such report was filed by Rositano, and no public announcement of this Board change has ever been made.

         It is the analysis of Seedling that when Nettaxi.com's Board changed via resignation to one controlled primarily by insiders - and, in fact, by members of the Rositano family - shareholders had a right to know.

         In fact, management had a moral obligation to disclose this material change. They did not do so.

o Additionally, recent SEC regulatory reforms have placed a strong emphasis on the importance of outside audit committees as part of effective public company Board structures. The SEC requires that these audit committees be composed of no less than three outside Directors. Clearly, it is not possible for NTXY's Board to meet this standard as it currently has no true outside Directors, and only one Director who is not a Rositano family member and a component of the current management group. The Rositanos have clearly decided to ignore the decisions of the SEC, a potentially dangerous decision that serves no one but themselves. This is another failure in NTXY's corporate governance under the Rositanos' management of the company.

o Nettaxi.com's incumbent management was recently named in a class action lawsuit against the company and certain current and former management and Board members. Seedling has reviewed this suit in detail. While it is undoubtedly true that there are numerous examples of frivolous class action cases that are more focused on enriching lawyers than protecting shareholders, there are some cases in which class actions have a foundation in fact.

         In the example of NTXY, Seedling fears that a full trial on the class action case may prove to be catastrophic to the company. Allegations made as part of the suit - including the artificial inflation of usage figures at the company's portal during the time outside funds were raised in 2000 - are, if proven correct, potentially devastating and could presage a crippling legal liability in this and other legal cases. Seedling has not reviewed the NTXY legal case with sufficient data to make a final decision on settlement procedures, but our initial analysis is not favorable to a win at jury trial.

o The suit also alleges that the Rositano brothers increased the amount of the offering securities without informing prior purchasers of the original allotment. If this is the case, management knowingly diluted the positions of these earlier investors, not to mention the positions of the original investors in Nettaxi.com.

         Exacerbating this problem is the fact that the funds raised from this offering have not been deployed into any promising ventures; instead they have been earmarked (according to Nettaxi.com's 2000 10K) to sustain current operations until December of 2002. If these accusations prove correct, they effectively demonstrate, in Seedling's opinion, a callousness toward shareholder rights on the part of Nettaxi.com's Board and management team.

         Seedling stands prepared to settle these suits as part of NTXY's turnaround and restructuring plan if the legal analysis calls for such action. While we are unwilling to settle nuisance suits for unreasonable compensation, we are sanguine about taking cases to trial when conduct on the part of previous management is colorably fraudulent. Most often, the company is better served in negotiating a fair but firm settlement and moving on with its business than it is fighting a rear-guard legal battle with its shareholders that it may well lose.

o In April of 2000, the Rositano brothers were forced to settle a lawsuit with a group of investors in the company. In this settlement, which came despite heated claims of propriety and correctness on the part of the Rositanos in earlier public statements regarding the action, the Rositanos were required to issue a public apology to Rose Glen Capital Group in addition to paying Rose Glen's legal fees. This nearly-unprecedented admission of impropriety and poor judgment on the part of the Rositanos casts strong doubt on their ability to effectively manage the legal risks and issues surrounding the current class action suit without depleting much or all of NTXY's remaining tangible assets.

o Furthermore, management has stated (in the Nettaxi.com 2000 10K) that they may need to raise additional funds to support their current operations. Thus, shareholders may be further diluted in order to support a business model that has never made a dollar of profit and shows no sign of ever doing so and a management team that has failed to show any appreciable ability to generate shareholder value through effective leadership and competent judgment.

o Finally, current management's most recent 10K states that "we intend that all future transactions, including loans, between us and our officers, directors, principal stockholders and their affiliates will be approved by a majority of the board of directors, including a majority of the independent and disinterested outside directors on the board of directors, and be on terms no less favorable to us than could be obtained from unaffiliated third parties."

o However, since the Board is currently composed of the Rositano brothers and an insider shareholder who is also a major vendor, we see no effort on the part of the Rositanos to live up to their commitments. Again, we see a pattern of poor corporate governance and little regard for the rights of outside shareholders, who in fact own 77% of NTXY.

                         SEEDLING'S PLAN FOR NETTAXI.COM

In the case of NTXY, Seedling is not a large shareholder. Thus, we are partnering with other shareholders to develop a viable go-forward plan after control of the company's Board has changed over to shareholders and away from the Rositano family. Seedling will profit only through an equity-based incentive plan contingent on growth in actual shareholder value.

Upon confirmation of sufficient shareholder support to presage eventual success in Board restructuring, Seedling will implement the following stepwise plan on behalf of NTXY's outside shareholders:

First: Seedling will compel the scheduling of an annual shareholders meeting for NTXY. At said shareholder meeting, Seedling will present an alternate slate of Directors for NTXY. This slate will be composed of both Seedling representatives with experience in asset redeployment and public company turnarounds and representatives nominated by outside NTXY shareholders.

Second: Once the new Board is in place, incumbent management will be terminated and the Board will operate as interim management while a new business model is being developed. This move conserves cash during interim operations. In conjunction with outside experts, Seedling will undertake a targeted search of acquisition candidates in compelling industry segments.

Simultaneously, the new NTXY Board of Directors will review the best course of action with respect to the Nettaxi.com portal. Depending on the results of this analysis, the portal may be sold, dramatically downsized, or shuttered altogether to conserve company cash reserves for the new operational plan.

Third: Seedling will identify individual candidates from within the target industries that are appropriate for senior-level management responsibility at the company. These candidates will be interviewed, and offers will be made to suitable leaders with the skills, reputation, and experience to lead the company forward. A compensation package that will emphasize pay for performance will be negotiated with the chosen leader and operational responsibility will be handed over to this individual, subject to Board oversight.

Fourth: Seedling will work with the new CEO to identify targeted acquisitions in the chosen industry sector. Once target companies have been identified, Seedling will assist in the negotiation of equitable purchase agreements, in conjunction with the new CEO. Once the first acquisition has been successfully completed, Seedling will scale back to a more traditional Board role in overseeing corporate governance, audit, and executive compensation issues.

While Seedling cannot guarantee a profitable company in the short run as a result of our turnaround blueprint as outlined above, based on our previous experience in public company turnaround management, we feel that Seedling's catalytic role in charting a new, viable course for NTXY is sorely needed. Absent this strong outside leadership, Nettaxi.com's prospects are bleak indeed.

The company's current burn rate - combined with the legal risks of shareholder class action suits against incumbent management - add up to a dangerous and untenable "no action" scenario.

Already, Seeding has succeeded in forcing Nettaxi.com's incumbent management to at the least make an announcement that is leading in a good direction. On the basis of that announcement alone, NTXY has seen a dramatic increase in share volume and a more modest increase in trading price. In fact, apart from the Rositano press release and Seedling's own press release with respect to NTXY, there has been no other publicly-disclosed news from the company since May 15. Thus, we believe the market is already factoring into NTXY's current price the potential for Seedling to successfully restructure the company.

However, this first bump in the right direction is only a small step and does not by itself presage success. Seedling must continue to develop support from other NTXY shareholders in order to build a viable coalition to drive profitable change at the company. While Seedling can and will initiate and fund the costs of the legal fight to force an annual meeting, we cannot save NTXY alone. To accomplish this goal we all have of developing a profitable, growing, and respected company, we must work together.

NTXY needs Board leadership that is experienced and principled, willing to tackle tough issues and tough situations with integrity and with the tenaciousness to see a turnaround through to successful completion in spite of obstacles or constraints. Seedling has this experience and this tenacity, and we've proven both in past turnarounds like those undertaken at Brighton Technologies, Stonepath Group, and NxGen Networks, Inc.

Seedling is the record holder of 1,600 shares of Nettaxi.com common stock. We are used to making difficult decisions on behalf of shareholders, and we know how to move the plan forward in environments where incumbent management is strongly in favor of the status quo even as shareholders find themselves consistently on the short end of the stick. We are prepared to fight on behalf of NTXY's true owners - the shareholders - and in the process rebuild a company that generates real, long-term value for all of its constituents.

Current or potential Nettaxi.com shareholders may contact Seedling at any time between 07:00AM and 09:00PM PST with questions or comments.

Douglas B. Spink
Chairman and CEO
Seedling Technologies Corporation
doug@seedling.net

519 SW Third Avenue, Suite 805
Portland, OR 97204

Phone: 800-893-8894
Facsimile: 800-893-8895
International: 503.294.6401


This does not constitute a request for a proxy. You will receive a definitive proxy statement the same time as a proxy is requested from you. You should carefully read the proxy statement when it is available, because it contains important information. You may obtain a copy of the proxy statement free from the SEC website at www.sec.gov.

We would like to hear from you. We would appreciate it if you would take a few minutes to fill out the information requested below. Thank you for your time and cooperation.
---------------------------------------------------------------

SHAREHOLDER INFORMATION

NAME:       ________________________________________________________
FIRM:       ________________________________________________________
ADDRESS:     _______________________________________________________
CITY:       ________________________STATE: ____ZIP: ________________
PHONE:      ____________________________FAX: _______________________
EMAIL:              ________________________________________________

I HOLD MY NETTAXI SHARES THROUGH:

----------------------------------     ---------------------------
 (NAME OR BROKERAGE FIRM OR BANK)       (NUMBER OF SHARES OWNED)

STOCK BROKER OR FINANCIAL ADVISOR INFORMATION
NAME:       ________________________________________________________
FIRM:       ________________________________________________________
ADDRESS:     _______________________________________________________
CITY:       ____________________STATE: ____ZIP: ____________________
PHONE:      ________________________FAX: ___________________________

COMMENTS:

--------------------------------------------------------------------
--------------------------------------------------------------------
--------------------------------------------------------------------
--------------------------------------------------------------------
--------------------------------------------------------------------
--------------------------------------------------------------------

PLEASE MAIL THIS FORM TO OUR ATTENTION AT THE ADDRESS INDICATED ABOVE IN THE STAMPED ENVELOPE PROVIDED IN THIS MAILING. IF YOU PREFER, YOU MAY FAX IT TOLL FREE TO SEEDLING TECHNOLOGIES CORPORATION AT (800) 893-8894; ATTN: MR. DOUGLAS SPINK.